Exhibit 10.1
Sema4 Holdings Corp.
January 25, 2022
James Coffin
jamie.coffin@sema4.com
Re:    Terms of Separation and General Release.
Dear Jamie:
This letter confirms the agreement (“Agreement”) between you and Sema4 Holdings Corp. (collectively, the “Corporation”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.
1.Separation Date: February 1, 2022 will be your last day of employment with the Corporation (the “Separation Date”).
2.Acknowledgment of Payment of Wages: By the next regularly scheduled Corporation payday following the Separation Date, the Corporation will provide you with your final pay for all wages, salary, and any similar payments due you from the Corporation as of the Separation Date. By signing below, you acknowledge that the Corporation does not owe you any other amounts.
3.Cessation of Benefits: Your coverage under the Corporation health care plan will terminate on February 28, 2022. Under applicable law, you may be eligible for continuation coverage for health care benefits, as further described in Section 4(b) below. Further information regarding such benefits will be provided to you separately from our health plan administrator.
4.Severance Benefits: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth on Exhibit A (the “Release”) on or following the Separation Date, the Release becoming effective and irrevocable within 60 days following the Separation Date, and your other promises herein and therein, the Corporation agrees to provide you with the benefits set forth below. By signing below, you acknowledge that you are receiving the severance benefits outlined in this paragraph in consideration for waiving your rights to claims referred to in this Agreement and the Release (collectively, the “Separation Agreement and Release”) and that the separation compensation set forth in this Paragraph 4 (the “Severance Benefits”) satisfies all obligations the Corporation may have to provide you with separation compensation under the terms of your amended and restated employment agreement with the Corporation, dated as of July 10, 2021 (the “Employment Agreement”).
a.Cash Severance. The Corporation shall pay you a lump sum cash payment of $550,000, which is equal to 12 months of your base salary, as in effect as of the Separation Date, payable within 60 days following the Separation Date and subject to applicable withholdings.
b.COBRA. Provided that you are then eligible for and timely elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Corporation shall directly pay or reimburse you for the monthly COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) through the period starting on the Separation Date and ending on the earliest to occur of (a) 12 months following the Separation Date, (b) the date you become eligible for group health insurance coverage through a new employer, and (c) the date you cease to be eligible for

James Coffin

COBRA continuation coverage for any reason, including plan termination (the “COBRA Premium Period”). In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Corporation of such event. Notwithstanding the foregoing, if the Corporation determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, the Corporation shall instead pay you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholding for the remainder of the COBRA Premium Period, which payments you may, but are not obligated to, use toward the cost of COBRA premiums.
c.Bonus. The Corporation shall pay you a lump sum cash payment equal to $180,370, subject to applicable withholding which represents 50% of your target Performance Bonus as in effect for each applicable portion of the calendar year ended December 31, 2021. This amount will be paid within 60 days following the Separation Date and subject to applicable withholdings.
d.Partial Acceleration and Partial Extension of Post-Termination Exercise Period. The stock option granted to you on February 18, 2020 shall be deemed vested and exercisable with respect to 25,425 shares of the Corporation’s Class A Common Stock which would have otherwise vested on February 2, 2022 (the “Accelerated Options”), and your Vested Options (as defined below), whether they are non-qualified stock options or incentive stock options, shall remain exercisable as set forth on Exhibit C hereto. As partial consideration for your agreement to the Release, the Company is extending the post-termination exercise period for a portion of your Vested Options beyond ninety days following the Separation Date, as set forth on Exhibit C hereto (the applicable “Extended Post-Termination Exercise Period” and such Vested Options, the “Extended Exercise Period Options”)); provided, however, that you hereby acknowledge that if you sign and return this Agreement the foregoing offer to extend the post-termination exercise period for the Extended Exercise Period Options shall cause the Extended Exercise Period Options that are incentive stock options to become non-qualified stock options effective as of the date hereof, regardless of whether you exercise such stock options within ninety (90) days following your Separation Date.
5.Return of Corporation Property: You hereby warrant to the Corporation that you will return to the Corporation all property or data of the Corporation of any type whatsoever that has been in your possession or control on or prior to the Separation Date.
6.Proprietary Information: You hereby acknowledge that you are bound by the attached Proprietary Information and Inventions Agreement (Exhibit B hereto) (the “Proprietary Information Agreement”) and that as a result of your employment with the Corporation you have had access to the Corporation’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you will, on or prior to the Separation Date, deliver to the Corporation all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.
7.Equity: You hold outstanding stock options to purchase Class A common stock of the Corporation, of which those set forth on Exhibit C hereto will be vested as the Separation Date (the “Vested Options”); provided that the Accelerated Options shall only be Vested Options for purposes of this Agreement if you execute the Release on or following the Separation Date and before the end of the Consideration Period (as defined in Section 15) and the Release becomes irrevocable within 60 days following the Separation Date. You may exercise your Vested Options until the expiration of the applicable Extended Post-Termination Exercise Period

James Coffin

if you execute the Release on or following the Separation Date and before the end of the Consideration Period and the Release becomes irrevocable within 60 days following the Separation date; otherwise you may exercise your Vested Options until the expiration of the “Current Post-Termination Exercise Period” set forth on Exhibit C. If you do not exercise your Vested Options within the applicable time period set forth on Exhibit C, you will no longer have a right to exercise the Vested Options as to any shares subject thereto. All other Corporation stock options that are not Vested Options and all restricted stock units that you may hold will be cancelled for no consideration on the Separation Date. You hereby acknowledge that the vesting of all or your Corporation stock options and restricted stock units ceased as of the 90th day following the commencement of your leave of absence and in no event shall you vest in any Corporation stock options or restricted stock units on or following the date hereof, other than in the case of the Accelerated Options to the extent set forth herein.
8.Mutual Non-Disparagement. You agree not to disparage the Corporation or the Corporation’s current and former officers, directors, members, employees, parents, subsidiaries, affiliates and agents, in any manner likely to be harmful to them or their business or personal reputations. This prohibition shall not, however, prevent you from working for a competitor of the Corporation) or comparing products or services, provided that in no event may you use any Corporation Confidential Information in making said comparisons and in no event shall this Section 8 limit your obligations under the Employment Agreement or the PIIA. Likewise, the Corporation, through the members of the Corporation’s Board of Directors and Executive Leadership Team while acting as a director, consultant or advisor to the Corporation, agrees not to disparage you or encourage any third party to disparage you in any manner likely to be harmful to you, your business or your personal reputation. Furthermore, should it come to the Corporation’s attention that any officer, director, employee, agent or other Corporation related personnel has or is in the process of disparaging you, the Corporation will take appropriate, prompt and immediate action to ensure said disparagement does not take place and/or ceases. Nothing contained herein shall prevent any party from responding accurately and fully to any question, inquiry or request for information when required by legal process, or prevent the Corporation from reporting or disclosing information regarding its historical performance.
9.Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Stamford, Connecticut through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of the Separation Agreement and Release, whether arising in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of the Separation Agreement and Release. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that the Separation Agreement and Release is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
10.Attorneys’ Fees: If any action is brought to enforce the terms of the Separation Agreement and Release, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
11.Confidentiality: The contents, terms and conditions of the Separation Agreement and Release must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning the Separation Agreement and Release, you will state only that you and the Corporation reached an amicable resolution of any disputes concerning your

James Coffin

separation from the Corporation. Any breach of this confidentiality provision shall be deemed a material breach of the Separation Agreement and Release.
12.No Admission of Liability: The Separation Agreement and Release is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees (as defined in the Release), their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. The Separation Agreement and Release shall be afforded the maximum protection allowable under the Federal Rules of Evidence 408 and/or any other state or federal provisions of similar effect.
13.Complete and Voluntary Agreement: This Agreement, together with Exhibit A Exhibit B and Exhibit C hereto, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter, including the Employment Agreement and you acknowledge that you are not entitled to any payments or benefits under the Employment Agreement. However, you acknowledge that the provisions of the Employment Agreement that by their terms are intended to survive any termination or expiration of the Employment Agreement shall so survive, including Section 9 (Restrictive Covenants). You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in the Separation Agreement and Release for the purpose of inducing you to execute the Separation Agreement and Release, and you acknowledge that you have executed the Separation Agreement and Release in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing the Separation Agreement and Release voluntarily, free of any duress or coercion.
14.Severability: The provisions of the Separation Agreement and Release are severable, and if any part of the Separation Agreement and Release is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
15.Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that the Separation Agreement and Release may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to the Separation Agreement and Release, executed by authorized representatives of each of the parties to this Agreement. The Separation Agreement and Release may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original and a copy of a signature will be admissible in any legal proceeding as if an original.
16.Review of Separation Agreement; Expiration of Offer: You understand that you may take up to twenty-one (21) days to consider the Release following the date hereof; provided that you may not sign the Release prior to the Separation Date (the “Consideration Period”). The offer set forth in this Agreement, if not accepted by you by your execution of the Release on or following the Separation Date and before the end of the Consideration Period, will automatically expire. By signing below, you affirm that you were advised to consult with an attorney prior to signing the Release. You also understand you may revoke the Release within seven (7) days of signing the Release and that the Severance Benefits to be provided to you pursuant to Paragraph 4 will be provided only after the expiration of that seven (7) day revocation period,

James Coffin

and will not be provided to you if you do not execute the Release on or following the Separation Date and before the end of the Consideration Period, or your revoke the Release during the seven (7) day revocation period. You may not sign the Release before the Separation Date.
17.Governing Law: The Separation Agreement and Release shall be governed by and construed in accordance with the laws of the State of Texas.

[Remainder of Page Intentionally Left Blank]

James Coffin

If you agree to abide by the terms outlined in this Agreement, please sign and return it to me. I wish you the best in your future endeavors.
Sincerely,

SEMA4 HOLDINGS CORP
By: /s/ Eric Schadt
Eric Schadt
Chief Executive Officer
READ, UNDERSTOOD AND AGREED

/s/ James Coffin                Date:         1/25/2022
James Coffin

Sema4 PIIA – Page 1

James Coffin

EXHIBIT A
RELEASE OF CLAIMS
[To be signed after the Separation Date]
This General Release and Waiver of Claims and Covenant Not to Sue (this “Release”) is entered into by James Coffin (“you”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Separation Agreement (as defined delow).
WHEREAS, on January ____, 2022, you and Sema4 Holdings Corp. (the “Corporation”) entered into an agreement regarding your separation from employment with the Corporation (the “Separation Agreement”, to which this Release is attached as Exhibit A).
WHEREAS, your employment with the Corporation terminated as of February 1, 2022.
WHEREAS, you desire to finally resolve and compromise all issues and claims surrounding the termination of your employment with the Corporation.
NOW, THEREFORE, in consideration for the promises and undertakings set forth in the Separation Agreement, you hereby enter into this Release.
1.Return of Corporation Property: You hereby warrant to the Corporation that you have returned to the Corporation all property or data of the Corporation of any type whatsoever that has been in your possession or control.
2.Proprietary Information: You hereby acknowledge that you are bound by the attached Proprietary Information and Inventions Agreement (attached as Exhibit B to the Separation Agreement) and that as a result of your employment with the Corporation you have had access to the Corporation’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to the Corporation all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.
3.General Release and Waiver of Claims:
a.The payments and promises set forth in the Separation Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Corporation, contractual severance, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Corporation or your separation from the Corporation, including pursuant to the Employment Agreement. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Corporation and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the Texas Labor Code (Chapter 21 (formerly known as the Texas Commission on Human Rights Act)), the Texas Administrative Code, the Connecticut Fair Employment Practices Act, the New York State Human Rights Law, the New York City Human Rights Law, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims of sexual harassment or other unlawful harassment, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
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b.You hereby acknowledge that you are aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle, you hereby agree to expressly waive any rights you may have to that effect.
c.You and the Corporation do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause in the Agreement.
4.Covenant Not to Sue:
a.To the fullest extent permitted by law, at no time subsequent to the execution of this Release will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Release.
b.Nothing in this paragraph shall prohibit or impair you or the Corporation from complying with all applicable laws, nor shall this Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
5.Protected Rights: You understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, or otherwise in the Separation Agreement or this Release, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that the Separation Agreement and this Release do not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Corporation. The Separation Agreement and this Release do not limit your right to receive an award for information provided to any Government Agencies.
6.Other terms in the Agreement: You acknowledge and agree that you are subject to and bound by the terms of the Agreement to which this Release is attached, including Section 8 (Mutual Non-Disparagement).
7.Review of Separation Agreement; Expiration of Offer: You understand that you may take up to twenty-one (21) days to consider this Release following the Separation Date (the “Consideration Period”); provided that you may not execute this Release on or prior to the Separation Date. The offer set forth in the Separation Agreement will automatically expire and you will not receive the payments and benefits set forth in Section 4 of the Separation Agreement if you do not sign this Release on or following the Separation Date and before the end of the Consideration Period, or if you revoke the release as set forth in this Section 7. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Release. You also understand you may revoke this Release within seven (7) days of signing below and that the Severance Benefits to be provided to you pursuant to Paragraph 4
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of the Separation Agreement will be provided only after the expiration of that seven (7) day revocation period. You may not sign this Release before the Separation Date.
8.Effective Date: This Release is effective on the eighth (8th) day after you sign it and without revocation by you.

READ, UNDERSTOOD AND AGREED

                        Date:
James Coffin

Sema4 PIIA – Page 4

James Coffin

EXHIBIT B
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

    In consideration of the compensation now and hereafter paid for my services by Sema4 (the “Company” or “Sema4”), I hereby agree to the terms of this Proprietary Information and Inventions Agreement (the “Agreement”) as follows:
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James Coffin

1.Nondisclosure.
1.1Recognition of Company’s Rights; Nondisclosure. At all times during my performance of duties for the benefit of the Company, whether as an employee of Company or through another arrangement with the Company (collectively referred to herein as “Employment”), and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined in section 1.2 below), Third Party Information (defined in section 1.3 below), or Personal Information (defined in section 1.4 below) except as such disclosure, use or publication may be required in connection with my Employment, or unless an officer of the Company (other than me, if I am an officer of the Company) expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information, Third Party, or Personal Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. I have been informed and acknowledge that the unauthorized taking of the Company’s Proprietary Information, Third Party, or Personal Information may subject me to civil and/or criminal penalties. I understand that I may disclose Proprietary Information, Third Party, or Personal Information to the extent required by law, court order, or other legal authority with jurisdiction, provided that I promptly inform the Company in writing of such requirement (to the extent legally permissible) and comply, at the Company’s written request and expense, with the Company’s legal efforts to prevent or limit the scope of such required disclosure. In the event such legally compelled disclosure is made as permitted hereunder, I shall continue in all other ways to maintain the confidentiality obligations and use restrictions herein with respect to such information.
1.2Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, materials, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes: (a) trade secrets, inventions, mask works, ideas, processes, formulas, algorithms, source and object codes, data, programs, other works of authorship, brand names, logos, know-how, improvements, discoveries, developments, designs, techniques and materials (hereinafter collectively referred to as “Works”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) sensitive personnel information including the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how and experience.
1.3Third Party Information. I understand, in addition, that the Company has received, and in the future will receive from third parties (including the U.S. government), confidential, proprietary, or otherwise private information (“Third Party Information”), which information is subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my Employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use Third Party Information, except in connection with my work for the Company, or unless expressly authorized in writing by an officer of the Company (other than me, if I am an officer of the Company). I understand that any unauthorized use of information received from the U.S. government may result in severe civil and/or criminal penalties including but not limited to loss of security clearance, fines and/or imprisonment.
1.4Personal Information. I understand that the Company has received and in the future will receive personally identifiable information from employees, patients, consultants or third parties including names, addresses, telephone or facsimile numbers, Social Security Numbers, background information, credit card or banking information, health information, or other information entrusted to the Company (“Personal Information”). During the term of my Employment and thereafter, I will hold Personal Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use Personal Information, except in connection with my work for the Company, or unless expressly authorized in writing by an officer of the Company (other than me, if I am an officer of the Company). I understand that there are laws in the United States and other countries that protect Personal Information, and that I must not use Personal Information other than for the purpose for which it was originally disclosed to me or make any disclosures of Personal Information to any third party or from one country to another without prior managerial approval.
1.5No Improper Use of Information of Prior Employers and Others. During my Employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless such use has been consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
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1.6Safeguarding Proprietary Information, Third Party Information, or Personal Information. I understand that avoiding loss or theft of Proprietary Information, Third Party Information and/or Personal Information is an important part of my duties. I will not allow any other person to use my office access privileges or computer passwords without prior managerial approval. I will follow all lawful instructions from the Company and from third parties with whom the Company does business (including the U.S. government) regarding the avoidance of loss or theft of Proprietary Information, Third Party Information, or Personal Information, including but not limited to placing appropriate legends upon documents signifying their sensitive nature. I will only use secure networks established by or approved by the Company when using Proprietary Information, Third Party Information, or Personal Information. I will immediately report to the Company any loss or suspected loss of Proprietary Information, Third Party Information, or Personal Information, as well as any suspicious activity such as external hacking attempts, or unusual internal activity. I agree that I will suggest to the Company any actionable ideas I have for the improvement of the Company’s protection of Proprietary Information, Third Party Information, or Personal Information.
1.7Disposal of Proprietary Information, Third Party Information, or Personal Information. Given the sensitivity of Proprietary Information, Third Party Information, and Personal Information, I understand that I may only dispose of such information by secure methods approved by the Company.
1.8Responsibility to Seek Prior Approval. I understand that the sensitivity of Proprietary Information, Third Party Information, or Personal Information requires me to exercise caution when handling such information. If I ever have any reasonable doubt or hesitation about how to handle Proprietary Information, Third Party Information, or Personal Information, I understand that I must raise my concerns with the Company’s management before acting.
2.Assignment of Works.
2.1Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work, trademark and any other intellectual or industrial property rights or Moral Rights, in each case, in or to any Work throughout the world. The term “Moral Rights” refers to any rights to claim authorship of an Work or to object to or prevent the modification of any Work, or to withdraw from circulation or control the publication or distribution of any Work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
2.2Prior or Separate Works. I understand that, except as set forth herein and except to the extent any such Work has been assigned, leased, or transferred to the Company, this Agreement excludes Works that I have, alone or jointly with others, conceived, created, developed or reduced to practice or caused to be conceived, created, developed or reduced to practice either prior to the commencement of my Employment with the Company or in the performance of any employment or engagement by Icahn School of Medicine at Mount Sinai (“ISMMS”) or another entity that is permitted by the Company in accordance with this Agreement, and that are my property or the property of third parties (including ISMMS), as such conception, creation, development, reduction to practice and/or ownership can be demonstrated by competent electronic or written records (each such Work referred to herein as “Prior or Separate Work”). However, if, in the course of my Employment with the Company, I incorporate a Prior or Separate Work in which I have an ownership interest (but not Prior or Separate Works that are the property of a third party) into a Company product, service, process or machine, to the maximum extent I have the right to provide such a license, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to copy, distribute, derive, modify, display, perform, make, have made, use, sell, offer to sell and otherwise exploit such Prior or Separate Work. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior or Separate Works in any Company product, service, process or machine without the Company's prior written consent.
2.3Assignment of Works. Subject to Sections 2.4, and 2.6, I hereby irrevocably assign and agree to assign in the future (when any such Works or Proprietary Rights are first conceived, created, developed, reduced to practice or fixed in a tangible medium) to the Company all my right, title and interest in and to any and all Works (and all Proprietary Rights with respect thereto), on an exclusive, perpetual and worldwide basis, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of, or in connection with, my Employment with the Company. Works assignable to the Company pursuant to this Section 2.3, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Works.” To the extent that any Moral Rights cannot be assigned under applicable law pursuant to this Section 2.3, I hereby irrevocably waive such Moral Rights.
2.4Unassigned Works. I recognize that this Agreement will not be deemed to require assignment of any invention that I am bound to assign to a third party or that is developed entirely on my own time without using the Company’s equipment, supplies, facilities, Proprietary Information, or Third Party Information, which invention does not result from work performed by me for the Company.
2.5Obligation to Keep Company Informed. During the period of my Employment and for six (6) months after termination of my Employment with the Company, I will promptly disclose to the Company fully and in writing all Works authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of Employment. The Company will keep in confidence and will not use for any purpose or disclose to third parties
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without my consent any personal confidential information disclosed in writing to the Company pursuant to this Agreement.
2.6Government or Third Party. I agree to assign all my right, title and interest in and to any particular Company Work to a third party, including without limitation the United States, as directed by the Company.
2.7Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my Employment and which are protectable by copyright shall be considered “works made for hire” pursuant to United States Copyright Act (17 U.S.C., Section 101).
2.8Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time to enforce, United States and foreign Proprietary Rights relating to Company Works in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and/or the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Works in any and all countries shall continue beyond the termination of my Employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.
In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
3.Records. I agree to keep and maintain adequate, reasonable, and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Works made by me during the period of my Employment at the Company, which records shall be available to and remain the sole property of the Company at all times.
4.Duty of Loyalty During Employment; No Outside Business Activity. Except as set forth herein, I understand that my Employment with the Company requires my full attention and effort. I agree that, during the period of my Employment by the Company, I will not, without the Company’s express written consent, be employed by another entity or engage in any business activity other than for the Company, including but not limited to business activity that is competitive with, or would otherwise conflict with or distract me from, my Employment by the Company. The Company acknowledges that part-time work for ISMMS shall not violate this Section 4.
5.No Solicitation of Employees, Consultants, Contractors or Customers. I agree that for the period of my Employment by the Company and for one (1) year after the date my Employment by the Company ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, either directly or through others, (i) solicit or attempt to solicit any employee, independent contractor or consultant of the Company to become an employee, consultant or independent contractor to or for any other person or entity, or to otherwise diminish their relationship with the Company, or (ii) solicit any customers of the Company with whom I had contact or whose identity I learned as a result of my Employment with the Company.
The parties agree that for purposes of this Agreement, a customer is any person or entity to which the Company has provided goods or services at any time during the period commencing prior to my Employment with the Company and ending on the date my Employment with the Company ends.
6.No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and of my duties as an employee of the Company does not and will not breach any agreement or obligation of any kind, including but not limited to those made prior to my Employment by the Company, such as agreements or obligations I may have with prior employers or entities for which I have provided services.
7.Return of Documents. When my Employment with the Company terminates for any reason, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Works, Third Party Information, Personal Information or Proprietary Information. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.
I understand that I am not required to use my personally-owned technology for my work. If I choose to use my personally-owned technology for work, I hereby give my consent that the Company may review my personally-owned technology at any time, including but not limited to upon my departure from the Company, solely to ensure compliance with confidentiality obligations to the Company and others. For clarity, this provision does not authorize the Company to collect or use any information that is personal
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James Coffin

and not Proprietary Information, Third Party Information, or Personal Information.
8.Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received: (a) when delivered in person or sent by facsimile transmission, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:
8.1Notices to me shall be sent to my address reflected in the Company’s personnel record.
9.Notification of New Employer. In the event that my Employment with the Company terminates for any reason, I authorize the Company to provide notice of my rights and obligations under this Agreement to my subsequent employers and to any other entity or person to whom I provide services or in which I have a financial interest.
10.General Provisions.
10.1Legal and Equitable Remedies. I recognize that in the course of Employment with the Company, I will have access to Proprietary Information, to Third Party Information, to Personal Information, and to employees, consultants, contractors, clients, and customers of the Company. I also recognize that the services I will provide to the Company are personal and unique. I understand that because of this the Company may sustain irreparable injury if I violate this Agreement. In order to limit or prevent such irreparable injury, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
10.2Governing Law. This Agreement shall be governed by laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.
10.3Severability. In the event that any one or more of the provisions of this Agreement will be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected thereby.
10.4Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I hereby consent that my personal obligations under this Agreement may be assigned by the Company.
10.5Survival. The provisions of this Agreement shall survive the termination of my Employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.
10.6Terms of Employment. I agree and understand that nothing in this Agreement shall confer upon me any right with respect to continuation of Employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my Employment at any time, with or without cause.
10.7Waiver. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion will not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
10.8Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during my previous or future Employment by the Company as a consultant or otherwise if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.
10.9Amendments. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

Sema4 PIIA – Page 4

This Agreement shall be effective as of the first day of my Employment with the Company, which is expected to be on or about August 31, 2017.
I have read this agreement carefully and understand agree to its terms.
/s/ James Coffin
(Signature)
James Coffin
(Printed Name)
Accepted and Agreed To:
Sema4
By: /s/ Eric Schadt
Name: Eric Schadt, Ph.D.
Title: Chief Executive Officer

EXHIBIT C

Grant Date	Per Share Exercise Price	Accelerated Options	Vested Options[1]	Current Post-Termination Exercise Period	Extended Post-Termination Exercise Period
8/30/2017	$0.1529	None	2,167,093	90 days following the Separation Date with respect to 1,083,547 of the shares underlying the Vested Options
90 days following the Separation Date with respect to 541,774 of the shares underlying the Vested Options. This portion of the Vested Options shall not be Extended Excise Period Options
Until May 30, 2022 with respect to 541,773 of the shares underlying the Vested Options. This portion of the Vested Options shall be Extended Excise Period Options

				The original expiration date of ten years after the grant date with respect to the remaining 1,083,546 of the shares underlying the Vested Options	The original expiration date of ten years after the grant date with respect to the remaining 1,083,546 of the shares underlying the Vested Options. This portion of the Vested Options shall not be Extended Excise Period Options
2/18/2020	$0.7659	25,424[2]	483,084	90 days following the Separation Date	Until May 30, 2022. These Vested Options shall be Extended Excise Period Options
10/1/2021	$7.62	None	15,011	90 days following the Separation Date	Until May 30, 2022. These Vested Options shall be Extended Excise Period Options

1 This column assumes that there are no exercises of Vested Options between the date hereof and the Separation Date.
2 Will be applied to “incentive stock options” to the maximum extent possible.